                                                                      EXHIBIT 99

                           LYONDELL CHEMICAL COMPANY

                  CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                      FOR THE THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                   ----------------------------------
Millions of dollars, except per share data                                             2001                  2000
------------------------------------------                                         ------------          ------------
SALES AND OTHER OPERATING REVENUES                                                    $ 857                 $1,136

OPERATING COSTS AND EXPENSES:
     Cost of sales                                                                      755                    952
     Selling, general and administrative expenses                                        39                     55
     Research and development expense                                                     8                     14
     Amortization of goodwill and other intangibles                                      24                     28
                                                                                    -------                -------
                                                                                        826                  1,049
                                                                                    -------                -------

     Operating income                                                                    31                     87

Interest expense                                                                        (99)                  (165)
Interest income                                                                           7                      8
Other income (expense), net                                                               3                     (5)
Gain on sale of assets                                                                   --                    544
                                                                                    -------                -------
     Income (loss) before equity investments,
          income taxes and extraordinary item                                           (58)                   469
                                                                                    -------                -------
INCOME (LOSS) FROM EQUITY INVESTMENTS:
     Equistar Chemicals, LP                                                             (22)                    33
     LYONDELL-CITGO Refining LP                                                          27                     16
     Other                                                                               (3)                     1
                                                                                    -------                -------
                                                                                          2                     50
                                                                                    -------                -------
     Income (loss) before income
          taxes and extraordinary item                                                  (56)                   519

Provision for (benefit from) income taxes                                               (22)                   202
                                                                                    -------                -------

     Income (loss) before extraordinary item                                            (34)                   317

Extraordinary loss on extinguishment
     of debt, net of income taxes                                                        --                    (11)
                                                                                    -------                -------

NET INCOME (LOSS)                                                                   $   (34)                $  306
                                                                                    =======                =======
BASIC AND DILUTED EARNINGS PER SHARE:
     Income (loss) before extraordinary item                                          $(.29)                 $2.69
     Extraordinary loss                                                                  --                   (.09)
                                                                                    -------                -------
     Net income (loss)                                                                $(.29)                 $2.60
                                                                                    =======                =======

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                          CONSOLIDATED BALANCE SHEETS


                                                                                     March 31,                 DECEMBER 31,
Millions of dollars, except par value data                                             2001                       2000
-------------------------------------------                                          --------                  ------------

ASSETS
Current assets:
     Cash and cash equivalents                                                         $  162                     $  260
     Accounts receivable, net                                                             435                        508
     Inventories                                                                          479                        392
     Prepaid expenses and other current assets                                             56                         49
     Deferred tax assets                                                                  165                        136
                                                                                       ------                     ------
          Total current assets                                                          1,297                      1,345

Property, plant and equipment, net                                                      2,361                      2,429
Investments and long-term receivables:
     Investment in PO joint ventures                                                      649                        621
     Investment in Equistar Chemicals, LP                                                 577                        599
     Receivable from LYONDELL-CITGO Refining LP                                           229                        229
     Investment in LYONDELL-CITGO Refining LP                                              27                         20
     Other investments and long-term receivables                                          129                        137
Goodwill, net                                                                           1,125                      1,152
Other assets                                                                              519                        515
                                                                                       ------                     ------
Total assets                                                                           $6,913                     $7,047
                                                                                       ======                     ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                                  $  376                     $  399
     Current maturities of long-term debt                                                  11                         10
     Other accrued liabilities                                                            317                        325
                                                                                       ------                     ------
          Total current liabilities                                                       704                        734

Long-term debt, less current maturities                                                 3,841                      3,844
Other liabilities                                                                         484                        441
Deferred income taxes                                                                     693                        702
Commitments and contingencies                                                              --                         --
Minority interest                                                                         161                        181
Stockholders' equity:
     Preferred stock, $.01 par value, 80,000,000 shares
       authorized, none outstanding                                                        --                         --
     Common stock, $1.00 par value, 250,000,000 shares
       authorized, 120,250,000 issued                                                     120                        120
     Additional paid-in capital                                                           854                        854
     Retained earnings                                                                    443                        504
     Accumulated other comprehensive loss                                                (312)                      (258)
     Treasury stock, at cost, 2,687,080 and 2,689,667 shares,
      respectively                                                                        (75)                       (75)
                                                                                       ------                     ------
          Total stockholders' equity                                                    1,030                      1,145
                                                                                       ------                     ------
Total liabilities and stockholders' equity                                             $6,913                     $7,047
                                                                                       ======                     ======



                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          FOR THE THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                      ----------------------------------
MILLIONS OF DOLLARS                                                                      2001                       2000
-------------------                                                                    -------                   ---------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                                  $ (34)                   $   306
     Adjustments to reconcile net income (loss) to
       net cash (used in) provided by operating activities:
          Gain on sale of assets                                                           --                       (544)
          Depreciation and amortization                                                    65                         84
          Extraordinary item                                                               --                         11
          Deferred income taxes                                                           (29)                         2
          Decrease (increase) in accounts receivable                                       68                        (46)
          (Increase) decrease in inventories                                              (92)                        23
          (Decrease) increase in accounts payable                                         (17)                        43
          Net change in other working capital accounts                                     (7)                       164
          Other, net                                                                      (16)                       (41)
                                                                                        -----                    -------
               Net cash (used in) provided by operating activities                        (62)                         2
                                                                                        -----                    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of assets, net of cash sold                                        --                      2,424
     Expenditures for property, plant and equipment                                       (11)                       (19)
     Contributions and advances to affiliates                                             (20)                        (4)
     Distributions from affiliates in excess of earnings                                   28                         --
     Other                                                                                 --                        (38)
                                                                                        -----                    -------
               Net cash (used in) provided by investing activities                         (3)                     2,363
                                                                                        -----                    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments of long-term debt                                                          (2)                    (1,004)
     Dividends paid                                                                       (27)                       (26)
     Payment of debt-related costs                                                         (3)                       (10)
                                                                                        -----                    -------
               Net cash used in financing activities                                      (32)                    (1,040)
                                                                                        -----                    -------
Effect of exchange rate changes on cash                                                    (1)                        (2)
                                                                                        -----                    -------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                          (98)                     1,323
Cash and cash equivalents at beginning of period                                          260                        307
                                                                                        -----                    -------
Cash and cash equivalents at end of period                                              $ 162                    $ 1,630
                                                                                        =====                    =======

                See Notes to Consolidated Financial Statements.

                           LYONDELL CHEMICAL COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1.  BASIS OF PREPARATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2000 included in the Lyondell Chemical Company ("Lyondell") 2000 Annual Report on Form 10-K pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934. Certain amounts from prior periods have been reclassified to conform to the current period presentation.


2.  GAIN ON SALE OF ASSETS

On March 31, 2000, Lyondell completed the sale of the polyols business and ownership interests in its U.S. propylene oxide ("PO") manufacturing operations to Bayer AG and Bayer Corporation (collectively "Bayer") for approximately $2.45 billion. Lyondell recorded a pretax gain on the sale of $544 million during the first quarter 2000. In the third quarter 2000, the final settlement of working capital with Bayer and resolution of certain estimated liabilities resulted in the recording of an additional pretax gain on the sale of $46 million.

As part of the asset sale, Lyondell accrued liabilities of $53 million for employee severance, relocation and other employee benefits, covering approximately 850 employees. The affected employees were generally terminated on or about April 1, 2000, with a limited number providing transition services through mid-2001. During the third quarter 2000, Lyondell reduced the accrued liability by $25 million due to a reduction in the number of affected employees and significantly lower than expected payments of severance and other benefits. Payments of $27 million for severance, relocation and other employee benefits were made through March 31, 2001. Lyondell expects to settle the remainder of the liability during 2001.

3.  EQUITY INTEREST IN EQUISTAR CHEMICALS, LP

Lyondell has a 41% joint venture ownership interest in Equistar Chemicals, LP ("Equistar"), while Millennium Chemicals Inc. ("Millennium") and Occidental Petroleum Corporation ("Occidental") each have a 29.5% joint venture ownership interest. Because the partners jointly control certain management decisions, Lyondell accounts for its investment in Equistar using the equity method of accounting. As a partnership, Equistar is not subject to federal income taxes. Summarized financial information for Equistar follows:

                                                                                      March 31,             December 31,
Millions of dollars                                                                       2001                     2000
-------------------                                                        -------------------      -------------------
BALANCE SHEETS
Total current assets                                                                    $1,352                   $1,332
Property, plant and equipment, net                                                       3,784                    3,819
Goodwill, net                                                                            1,078                    1,086
Deferred charges and other assets                                                          371                      345
                                                                           -------------------       -------------------
Total assets                                                                            $6,585                   $6,582
                                                                           ===================      ===================

Current maturities of long-term debt                                                    $  190                   $   90
Other current liabilities                                                                  570                      653
Long-term debt, less current maturities                                                  2,224                    2,158
Other liabilities and deferred credits                                                     141                      141
Partners' capital                                                                        3,460                    3,540
                                                                           -------------------       -------------------
Total liabilities and partners' capital                                                 $6,585                   $6,582
                                                                           ===================      ===================

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                               March 31,
                                                                           ---------------------------------------------
                                                                                          2001                      2000
                                                                           -------------------       -------------------
STATEMENTS OF INCOME
Sales and other operating revenues                                                      $1,773                    $1,858
Cost of sales                                                                            1,723                     1,698
Other operating costs and expenses                                                          86                        61
                                                                           -------------------       -------------------
Operating income (loss)                                                                    (36)                       99
Interest expense, net                                                                      (46)                      (45)
Other income, net                                                                            5                         2
                                                                           -------------------       -------------------
Net income (loss)                                                                       $  (77)                   $   56
                                                                           ===================       ===================

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                                                           $   78                    $   77
Expenditures for property, plant and equipment                                              24                        20


Lyondell's "Income (loss) from equity investments" in Equistar as presented in the consolidated statements of income consists of Lyondell's share of Equistar's net income (loss) plus the accretion of the difference between Lyondell's investment and its underlying equity in Equistar's net assets.

4.   EQUITY INTEREST IN LYONDELL-CITGO REFINING LP

Lyondell has a 58.75% participation interest in LYONDELL-CITGO Refining LP ("LCR"), while CITGO Petroleum Corporation ("CITGO") has a 41.25% participation interest. As a partnership, LCR is not subject to federal income taxes. Net income before depreciation expense for the period is allocated to the partners based upon participation interests. Depreciation expense is allocated to the partners based upon contributed assets. Summarized financial information for LCR follows:

                                                                                      March 31,               December 31,
Millions of dollars                                                                        2001                       2000
-------------------                                                        --------------------     ----------------------
BALANCE SHEETS
Total current assets                                                                  $    319                   $  310
Property, plant and equipment, net                                                       1,306                    1,319
Deferred charges and other assets                                                           63                       67
                                                                           -------------------      -------------------
Total assets                                                                         $   1,688                   $1,696
                                                                           ===================      ===================

Notes payable                                                                         $    450                   $  450
Other current liabilities                                                                  402                      417
Loans payable to partners                                                                  264                      264
Other liabilities and deferred credits                                                      60                       57
Partners' capital                                                                          512                      508
                                                                           -------------------      -------------------
Total liabilities and partners' capital                                               $  1,688                   $1,696
                                                                           ===================      ===================

                                                                                      FOR THE THREE MONTHS ENDED
                                                                                              March 31,
                                                                           --------------------------------------------
                                                                                         2001                      2000
                                                                           ------------------       -------------------
STATEMENTS OF INCOME
Sales and other operating revenues                                                      $ 910                     $ 859
Cost of sales                                                                             838                       811
Selling, general and administrative expenses                                               14                        14
                                                                           -------------------      -------------------
Operating income                                                                           58                        34
Interest expense, net                                                                     (16)                      (12)
                                                                           -------------------      -------------------
Net income                                                                              $  42                     $  22
                                                                           ==================       ===================

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                                                           $  28                     $  26
Expenditures for property, plant and equipment                                             11                        17


5.  EXTRAORDINARY ITEM

During the first quarter 2000, Lyondell retired debt in the principal amount of $999 million prior to maturity. Unamortized debt issuance costs and amendment fees of $17 million, less a tax benefit of $6 million, were written off and reported as an extraordinary loss on extinguishment of debt in the first quarter 2000.

6.  INVENTORIES

The components of inventories consisted of the following:

                                                                                     March 31,               DECEMBER 31,
MILLIONS OF DOLLARS                                                                       2001                     2000
-------------------                                                        -------------------      -------------------

Finished goods                                                                           $ 387                    $ 301
Work-in-process                                                                              7                        7
Raw materials                                                                               53                       51
Materials and supplies                                                                      32                       33
                                                                           -------------------      -------------------
     Total inventories                                                                   $ 479                    $ 392
                                                                           ===================      ===================


7.  PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, at cost, and the related accumulated depreciation consisted of the following:

                                                                                     March 31,               DECEMBER 31,
MILLIONS OF DOLLARS                                                                       2001                     2000
-------------------                                                        -------------------      -------------------
Land                                                                                    $   10                   $   10
Manufacturing facilities and equipment                                                   2,540                    2,580
Construction in progress                                                                    91                       95
                                                                           -------------------      -------------------
     Total property, plant and equipment                                                 2,641                    2,685
Less accumulated depreciation                                                              280                      256
                                                                           -------------------      -------------------
     Property, plant and equipment, net                                                 $2,361                   $2,429
                                                                           ===================      ===================


8.  LONG-TERM DEBT

In March 2001, Lyondell secured an amendment to its credit facility designed to increase its financial and operating flexibility primarily by making certain financial ratio requirements less restrictive.


9.  COMMITMENTS AND CONTINGENCIES

Capital Commitments--Lyondell has commitments, including those related to capital expenditures, all made in the normal course of business. At March 31, 2001, major capital commitments included Lyondell's 50% share of those related to the construction of a world-scale PO facility, known as PO-11, in The Netherlands and a major expansion of a toluene diisocyanate ("TDI") facility in France. Lyondell's outstanding commitments on these two projects totaled approximately $265 million as of March 31, 2001.

Leases--During the third quarter 2000, construction began on a new butanediol ("BDO") facility in Europe known as BDO-2. Construction is being financed by a third party lessor. Upon completion in the second quarter of 2002, a subsidiary of Lyondell will lease the facility under an operating lease for a term of five years. Lyondell may, at its option, purchase the facility at any time up to the end of the lease term for an amount equal to the unrecovered construction costs of the lessor, as defined. If Lyondell does not exercise the purchase option, the facility will be sold and Lyondell will pay the lessor a termination fee to the extent the sales price is less than the residual value of the facility, as defined. The residual value at the end of the lease term is estimated at approximately 206 million euros, or $182 million using March 31, 2001 exchange rates. In the transaction documents for BDO-2, Lyondell agreed to comply with certain financial and other covenants that are substantially the same as those contained in the credit facility. A breach of those covenants could result in, among other things, Lyondell having to pay the project costs incurred to date. In March 2001, Lyondell secured amendments to the transaction documents consistent with the March 2001 amendment to its credit facility (see Note 8.)

TDI Agreements--In January 1995, ARCO Chemical Company entered into a tolling agreement and a resale agreement with Rhodia covering the entire TDI output of Rhodia's two plants in France, which have a combined average annual capacity of approximately 264 million pounds. Lyondell is currently required to purchase an average minimum of 212 million pounds of TDI per year under the agreements. The aggregate purchase price is a combination based on plant cost and market price. In the second quarter 2000, Lyondell entered into a series of arrangements with Rhodia to expand the capacity at the Pont de Claix plant, which provides TDI to Lyondell under the tolling agreement. The expansion will add approximately 105 million pounds of average annual capacity at the Pont de Claix plant, resulting in a total average annual capacity of approximately 269 million pounds, which is scheduled to be available in the fourth quarter of 2001. After the completion of the expansion, all of the TDI that Lyondell receives from Rhodia will come from the Pont de Claix plant, which is designed to have a more efficient cost structure. Lyondell's average minimum TDI purchase commitment under the revised tolling agreement will be 197 million pounds of TDI per year and will be extended through 2016. The resale agreement, which covered output at the Lille plant, will expire December 31, 2001.

Crude Supply Agreement--Under the Crude Supply Agreement, PDVSA Petroleo y Gas, S.A. ("PDSVA Oil"), an affiliate of CITGO and of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Republic of Venezuela, is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude oil. This constitutes approximately 88% of the refinery's refining capacity of 260,000 barrels per day of crude oil. In late April 1998, LCR received notification from PDVSA Oil that it would reduce deliveries of crude oil on the grounds of announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, amounting to 195,000 barrels per day in that month. LCR was advised by PDVSA Oil in May 1999 of a further reduction to 184,000 barrels per day, effective May 1999. On several occasions since then, PDVSA Oil has further reduced certain crude oil deliveries, although it has made payments in partial compensation for such reductions. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000. By letter dated February 9, 2001, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, has instructed that production of certain grades of crude oil be reduced effective February 1, 2001. The letter states that PDVSA Oil declares itself in a force majeure situation, but does not announce any reduction in crude oil deliveries to LCR. Although some reduction in crude oil delivery may be forthcoming, it is unclear as to the level of reduction, if any, which may be anticipated. LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reductions in deliveries under the Crude Supply Agreement and, on March 12, 2001, Lyondell, on behalf of LCR, sent a letter to PDVSA Oil and PDVSA disputing the existence and validity of the purported force majeure situation declared by the February 9, 2001 letter. PDVSA has announced that it intends to renegotiate the crude supply agreements that it has with all third parties, including LCR. However, they have confirmed that they expect to honor their commitments if a mutually acceptable restructuring of the Crude Supply Agreement is not achieved. The breach or termination of the Crude Supply Agreement would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, would subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

LCR Debt--On September 15, 2000, Lyondell and CITGO completed the syndication of one-year credit facilities for LCR, which consist of a $450 million term loan to replace the May 5, 2000 interim financing and a $70 million revolving credit facility to be used for working capital and general business purposes. Lyondell and CITGO, as partners of LCR, have agreed to pursue a refinancing of the indebtedness, although the final terms have not been determined. Based on previous experience of refinancing LCR's debt and the current conditions of the financial markets, the management of LCR, Lyondell and CITGO anticipate that this debt can be refinanced prior to its maturity.

Cross Indemnity Agreement--In connection with the transfer of assets and liabilities from Atlantic Richfield Company ("ARCO"), now wholly owned by BP, to Lyondell in 1988, Lyondell agreed to assume certain liabilities arising out of the operation of Lyondell's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, Lyondell and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby Lyondell agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of Lyondell prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Lyondell's products and operations, ARCO and Lyondell bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. Under the Revised Cross-Indemnity Agreement, Lyondell will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance.

In connection with the acquisition of ARCO Chemical Company ("ARCO Chemical"), Lyondell succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical, including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the ARCO Chemical business.

Indemnification Arrangements Relating to Equistar--Lyondell, Millennium and Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 for Lyondell and Millennium, and May 15, 2005 for Occidental, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of March 31, 2001, Equistar had expensed approximately $5 million under the $7 million indemnification basket with respect to the business contributed by Lyondell. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 for Lyondell and Millennium, and for the first time after May 15, 2005 for Occidental.

Environmental--Lyondell's policy is to be in compliance with all applicable environmental laws. Lyondell is subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. In addition, Lyondell cannot accurately predict future developments, such as increasingly strict environmental laws and inspection and enforcement policies, as well as higher compliance costs arising therefrom, which might affect the handling, manufacture, use, emission or disposal of products, other materials or hazardous and non-hazardous waste.

Lyondell is also subject to certain assessment and remedial actions at the LCR refinery under the Resource Conservation and Recovery Act ("RCRA"). In addition, Lyondell has negotiated an order with the Texas Natural Resource Conservation Commission ("TNRCC") for assessment and remediation of groundwater and soil contamination at the LCR refinery. Lyondell also has liabilities under RCRA and various state and foreign government regulations related to five current plant sites and three former plant sites.

Lyondell is currently contributing funds to the clean up of two waste sites located near Houston, Texas under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") as amended, and the Superfund Amendments and Reauthorization Act of 1986. Lyondell has also been named, along with several other companies, as a potentially responsible party for a third CERCLA site near Houston, Texas. In addition, Lyondell is involved in administrative proceedings or lawsuits relating to a minimal number of other CERCLA sites. Lyondell estimates, based upon currently available information, that potential loss contingencies associated with the latter CERCLA sites, individually and in the aggregate, are not significant.

As of March 31, 2001, Lyondell's environmental liability for future assessment and remediation costs at the above-mentioned sites totaled $30 million. The liabilities per site range from less than $1 million to $12 million and are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in other CERCLA, RCRA, TNRCC or other comparable state or foreign law investigations, could require Lyondell to reassess its potential exposure related to environmental matters.

The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). As a result, the TNRCC has submitted a plan to the EPA to reach and demonstrate compliance with the ozone standard by the year 2007. These emission reduction controls must be installed during the next several years, well in advance of the 2007 deadline. Compliance with the provisions of the plan will result in increased capital investment and higher operating costs for Equistar, Lyondell and LCR during the next several years. As a result, Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's share of such expenditures could total between $65 million and $80 million, and Lyondell's share of Equistar's and LCR's expenditures could total between $160 million and $195 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, including litigation, as well as obtaining the necessary permits and approvals. Lyondell has been actively involved with a number of organizations to help solve the ozone problem in the most cost-effective manner and, in January 2001, Lyondell and an organization composed of industry participants filed a lawsuit against the TNRCC to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. However, while studies by federal and state agencies and other organizations have shown that MTBE is safe for use in gasoline, is not carcinogenic and is effective in reducing automotive emissions, the presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern that MTBE may, in certain limited circumstances, affect the taste and odor of drinking water supplies, and thereby lead to possible environmental issues.

Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. Such actions, to be effective, would require (i) a waiver of the state's oxygenate mandate, (ii) Congressional action in the form of an amendment to the Clean Air Act or (iii) replacement of MTBE with another oxygenate such as ethanol, a more costly, untested and less widely available additive. At the federal level, a blue ribbon panel appointed by the EPA issued its report on July 27, 1999. That report recommended, among other things, reducing the use of MTBE in gasoline. During 2000, the EPA announced its intent to seek legislative changes from Congress to give the EPA authority to ban MTBE over a three-year period. Such action would only be granted through amendments to the Clean Air Act. Additionally, the EPA is seeking a ban of MTBE utilizing rulemaking authority contained in the Toxic Substance Control Act. It would take at least three years for such a rule to issue. In January 2001, however, senior policy analysts at the U.S. Department of Energy presented a study stating that banning MTBE would create significant economic risk. The presentation did not identify any benefits from banning MTBE. The EPA initiatives mentioned above or other governmental actions could result in a significant reduction in Lyondell's MTBE sales. Lyondell has developed technologies to convert TBA into alternate gasoline blending components should it be necessary to reduce MTBE production in the future.

General--Lyondell is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect upon the Lyondell Consolidated Financial Statements.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the Consolidated Financial Statements. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on Lyondell's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.


10.  DERIVATIVE FINANCIAL INSTRUMENTS

During 2000, Lyondell entered into foreign currency forward contracts to hedge foreign exchange exposures related to euro-denominated capital commitments on the PO-11 construction project.

As of January 1, 2001, Lyondell adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. Currently, Lyondell uses only cash flow hedges. Gains or losses from changes in the fair value of the derivative used in a cash flow hedge are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the forecasted transaction.

Lyondell's Board of Directors has authorized Lyondell to enter into certain hedge transactions, but does not permit speculative positions. Lyondell formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and the method for assessing the hedging instrument's effectiveness. Both at the inception of the hedge and on an ongoing quarterly basis, Lyondell assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

At December 31, 2000, forward contracts in the notional amount of 134 million euros, or approximately $125 million, were outstanding. The fair market value of these derivative instruments at December 31, 2000 represented an asset of $1 million and was based on quoted market prices. On January 1, 2001, in accordance with the transition provisions of SFAS 133, Lyondell recorded an after-tax gain of less than $1 million as a transition adjustment in accumulated other comprehensive income, representing the cumulative effect of an accounting change (see Note 11). During the first quarter of 2001, the fair value of the outstanding asset decreased $7 million, becoming a liability. An after-tax loss of $4 million was recognized in other comprehensive income. In addition, after-tax losses of less than $1 million related to maturing contracts were reclassified from accumulated other comprehensive income and included in the measurement of the plant construction costs to offset the impact of the forecasted transaction.

As of March 31, 2001, the notional amounts of outstanding forward contracts totaled 117 million euros, or approximately $103 million, and mature from April through December 2001. The contracts were recognized at their fair value on March 31, 2001, resulting in an unrealized pretax loss of $6 million, all of which was deemed effective and, therefore, $4 million after tax was recognized in accumulated other comprehensive income. The $4 million loss recorded in accumulated other comprehensive income is expected to be reclassified from April through December 2001 and included in the plant construction costs.

The following table summarizes activity affecting the fair value of derivative instruments and the related after-tax effect on accumulated other comprehensive income ("AOCI") for the three months ended March 31, 2001:


                                                                      Derivatives                 AOCI,
MILLIONS OF DOLLARS                                                    Fair Value            net of tax
-------------------                                               ---------------       ---------------
Income (loss):
January 1, 2001 transition adjustment - recognition
        of December 31, 2000 fair value and gain                              $ 1                    --
    First quarter 2001 activity:
        Unrealized loss on outstanding derivative instruments                  (7)                   (4)
        Reclassification of realized losses on
            maturing derivative instruments to earnings                        --                    --
                                                                  ---------------       ---------------
    Unrealized loss on derivative instruments at March 31, 2001               $(6)                  $(4)
                                                                  ===============       ===============

11.  STOCKHOLDERS' EQUITY

Basic and Diluted Earnings Per Share--Basic earnings per share ("EPS") for income (loss) before extraordinary items for the periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share for income (loss) before extraordinary items include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan. These stock options were antidilutive in the three-month periods ended March 31, 2001 and 2000.

                                                                                 For the three months ended
                                                                                         March 31,
                                                          ---------------------------------------------------------------------
                                                                          2001                                  2000
                                                          --------------------------------       ------------------------------
Thousands of shares                                            Shares               EPS               SHARES             EPS
-------------------                                       --------------      ------------       -------------     ------------

Basic                                                            117,562             $(.29)            117,562            $2.69
Dilutive effect of options                                            --                --                  --               --
                                                          --------------      ------------       -------------     ------------
Diluted                                                          117,562             $(.29)            117,562            $2.69
                                                          ==============      ============       =============     ============


Comprehensive Income - Comprehensive income (loss) consisted of the following:

                                                                       FOR THE THREE MONTHS ENDED
                                                                               MARCH 31,
                                                              ----------------------------------------
                                                                          2001                    2000
                                                              ----------------      ------------------
Net income (loss)                                                        $ (34)                  $ 306
                                                              ----------------      ------------------
Other comprehensive income (loss):
   Transition adjustment                                                    --                      --
   Reclassification of losses on derivative instruments                     --                      --
   Unrealized loss on derivative instruments                                (4)                     --
   Foreign currency translation loss                                       (50)                   (128)
                                                              ----------------      ------------------
Total other comprehensive loss                                             (54)                   (128)
                                                              ----------------      ------------------
Comprehensive income (loss)                                              $ (88)                  $ 178
                                                              ================      ==================


The transition adjustment resulting from the adoption of SFAS No. 133 as of January 1, 2001 was less than $1 million. After-tax losses of less than $1 million related to maturing contracts were reclassified from accumulated other comprehensive income and included in the plant construction costs (see Note 10).

12.  SEGMENT AND RELATED INFORMATION

Lyondell has identified four reportable segments in which it operates: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and
(iv) refining. Lyondell's methanol business is not a reportable segment. Summarized financial information concerning reportable segments is shown in the following table:

                                                      INTERMEDIATE
                                                       CHEMICALS
                                                          AND
MILLIONS OF DOLLARS                                   DERIVATIVES    PETROCHEMICALS   POLYMERS    REFINING   OTHER     TOTAL
-------------------                                   ------------   --------------   ---------   --------   ------   --------
FOR THE THREE MONTHS ENDED MARCH 31, 2001:
Sales and other operating revenues                          $  857      $     --      $     --    $     --   $  --     $  857
Operating income                                                31                                                         31
Interest expense                                                                                               (99)       (99)
Interest income                                                                                                  7          7
Other income, net                                                                                                3          3
Income (loss) from equity investments                            1               47        (36)         27     (37)         2
Loss before income taxes                                                                                                  (56)

FOR THE THREE MONTHS ENDED MARCH 31, 2000:
Sales and other operating revenues                          $1,136      $     --      $     --    $     --   $  --     $1,136
Operating income                                                87                                                         87
Interest expense                                                                                              (165)      (165)
Interest income                                                                                                  8          8
Other expense, net                                                                                              (5)        (5)
Gain on sale of assets                                         544                                                        544
Income (loss) from equity investments                            3               71        (12)         16     (28)        50
Income before income taxes and extraordinary item                                                                         519


The following table presents the details of "Income (loss) from equity investments" as presented above in the "Other" column for the periods indicated:

                                                                                         For the three months
                                                                                            ended March 31,
                                                                           ---------------------------------------------
Millions of dollars                                                                2001                      2000
-------------------                                                        -------------------       -------------------
Equistar items not allocated to petrochemicals and polymers:
   Principally general and administrative expenses
      and interest expense, net                                                    $ (24)                   $ (26)
   Unusual charges                                                                    (9)                     - -
Loss from equity investment in LMC                                                    (4)                      (2)
                                                                                   -----                    -----
      Total--Other                                                                 $ (37)                   $ (28)
                                                                                   =====                    =====


13.  PURCHASE OF ARCO CHEMICAL COMPANY

In connection with the July 28, 1998 acquisition of ARCO Chemical, Lyondell accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees and relocation costs for moving personnel to Lyondell's Houston headquarters. The accrued liability for these items totaled approximately $255 million at the date of acquisition. Lyondell subsequently revised the estimated liabilities for penalties and cancellation charges related to the PO-11 lump-sum construction contract and related commitments. Based on the final negotiated terms, Lyondell reduced the accrued liability by $13 million in 1999 and by $8 million in 2000. In addition, during 2000 Lyondell finalized the portion of the accrued liability related to employee costs and reduced the liability by $10 million. The benefit in 2000 from the accrual reversal was substantially offset by other acquisition-related costs. Through March 31, 2001, Lyondell had paid and charged approximately $214 million in total against the accrued liability. The remaining $10 million of the accrued liability relates to PO-11 commitments and final settlement is subject to negotiations with the affected third parties.


14.  SUPPLEMENTAL GUARANTOR INFORMATION

ARCO Chemical Technology Inc. ("ACTI"), ARCO Chemical Technology L.P. ("ACTLP") and Lyondell Chemical Nederland, Ltd. ("LCNL") are guarantors (collectively "Guarantors") of the credit facility as well as the $500 million senior subordinated notes and $1.9 billion senior secured notes issued by Lyondell in May 1999. LCNL, a Delaware corporation, is a wholly owned subsidiary of Lyondell that operates, through wholly owned foreign subsidiaries, a chemical production facility in Rotterdam, The Netherlands. ACTI is a Delaware corporation, which holds the investment in ACTLP. ACTLP is a Delaware limited partnership, which holds and licenses technology to other Lyondell affiliates and to third parties. Separate financial statements of the Guarantors are not considered to be material to the holders of the senior subordinated notes and senior secured notes. The following condensed consolidating financial information present supplemental information for the Guarantors as of March 31, 2001 and December 31, 2000 and for the three-month periods ended March 31, 2001 and 2000.

           CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

                                 BALANCE SHEET
                              AS OF MARCH 31, 2001

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      ------------
Total current assets                       $1,059         $   238       $       --       $         --             $1,297
Property, plant and equipment, net          1,828             533               --                 --              2,361
Investments and
     long-term receivables                  3,673             362              905             (3,329)             1,611
Goodwill, net                                 727             398               --                 --              1,125
Other assets                                  458              61               --                 --                519
                                      -----------     -----------       ----------       -------------      ------------
Total assets                               $7,745         $ 1,592             $905            $(3,329)            $6,913
                                      ===========     ===========       ==========       =============      ============

Current maturities of long-term debt       $   11      $       --       $       --       $         --             $   11
Other current liabilities                     468             226               (1)                --                693
Long-term debt,
     less current maturities                3,841              --               --                 --              3,841
Other liabilities                             429              55               --                 --                484
Deferred income taxes                         561             132               --                 --                693
Intercompany liabilities (assets)           1,244          (1,286)              42                 --                 --
Minority interest                             161              --               --                 --                161
Stockholders' equity                        1,030           2,465              864             (3,329)             1,030
                                      -----------     -----------       ----------       -------------      ------------
Total liabilities and
     stockholders' equity                  $7,745         $ 1,592             $905            $(3,329)            $6,913
                                      ===========     ===========       ==========       =============      ============


                                 BALANCE SHEET
                            AS OF DECEMBER 31, 2000

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      ------------
Total current assets                       $1,103         $   242       $      - -      $        - -             $1,345

Property, plant and equipment, net          1,863             566              - -               - -              2,429
Investments and
     long-term receivables                  3,644             413              920            (3,371)             1,606
Goodwill, net                                 738             414              - -               - -              1,152
Other assets                                  450              61              - -                 4                515
                                      -----------     -----------       ----------       -------------      ------------
Total assets                               $7,798         $ 1,696             $920           $(3,367)            $7,047
                                      ===========     ===========       ==========       =============      ============

Current maturities of long-term debt       $   10      $      - -       $      - -      $        - -             $   10
Other current liabilities                     501             223              - -               - -                724
Long-term debt,
     less current maturities                3,844             - -              - -               - -              3,844
Other liabilities                             382              59              - -               - -                441
Deferred income taxes                         562             140              - -               - -                702
Intercompany liabilities (assets)           1,173          (1,245)              68                 4                - -
Minority interest                             181             - -              - -               - -                181
Stockholders' equity                        1,145           2,519              852            (3,371)             1,145
                                      -----------     -----------       ----------       -------------      ------------
Total liabilities and
     stockholders' equity                  $7,798         $ 1,696             $920           $(3,367)            $7,047
                                      ===========     ===========       ==========       =============      ============

                              STATEMENT OF INCOME
                   For the Three Months Ended March 31, 2001

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      -------------
Sales and other operating revenues          $ 727            $ 237            $  --             $ (107)             $ 857
Cost of sales                                 715              147               --               (107)               755
Selling, general and
     administrative expenses                   37                2               --                 --                 39
Research and development expense                8               --               --                 --                  8
Amortization of goodwill
     and other intangibles                     19                5               --                 --                 24
                                      -----------      -----------       ----------       -------------      ------------
Operating income (loss)                       (52)              83               --                 --                 31
Interest income (expense), net                (97)               1                4                 --                (92)
Other income (expense), net                    64              (61)              --                 --                  3
Income from equity investments                 33               --                1                (32)                 2
Intercompany income (expense)                 (25)              28               (3)                --                 --
(Benefit from) provision for
     income taxes                             (30)              20                1                (13)               (22)
                                      -----------      -----------       ----------       -------------      ------------
Net income (loss)                            $(47)            $ 31              $ 1              $ (19)              $(34)
                                      ===========      ===========       ==========       =============      ============

                              STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      ------------
Sales and other operating revenues          $ 996             $217       $       --               $(77)            $1,136
Cost of sales                                 854              175               --                (77)               952
Selling, general and
     administrative expenses                   51                4               --                 --                 55
Research and development expense               14               --               --                 --                 14
Amortization of goodwill
     and other intangibles                     20                8               --                 --                 28
                                      -----------      -----------       ----------       -------------      ------------
Operating income                               57               30               --                 --                 87
Interest income (expense), net               (161)              --                4                 --               (157)
Other income (expense), net                   585              (46)              --                 --                539
Income from equity investments                 75               --               47                (72)                50
Intercompany income (expense)                 (82)              86               (4)                --                 --
Provision for income taxes                    185               27               18                (28)               202
                                      -----------      -----------       ----------       -------------      ------------
Income before
     extraordinary item                       289               43               29                (44)               317
Extraordinary item, net of taxes              (11)              --               --                 --                (11)
                                      -----------      -----------       ----------       -------------      ------------
Net income                                  $ 278             $ 43              $29               $(44)            $  306
                                      ===========      ===========       ==========       =============      ============

                            STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      ------------
Net income (loss)                            $(47)            $ 31             $  1               $(19)              $(34)
Adjustments to reconcile net income
  (loss) to net cash provided
  by (used in) operating activities:
     Depreciation and amortization             56                9               --                 --                 65
     Deferred income taxes                    (30)               1               --                 --                (29)
     Net changes in working
          capital and other                   (19)             (39)             (25)                19                (64)
                                      -----------      -----------       ----------      -------------       ------------
     Net cash provided by
          (used in) operating
           activities                         (40)               2              (24)                --                (62)
                                      -----------      -----------       ----------      -------------       ------------

Expenditures for property,
     plant and equipment                       (9)              (2)              --                 --                (11)
Distributions from affiliates
     in excess of earnings                     (5)              --               33                 --                 28
Contributions and advances
     to affiliates                              4              (15)              (9)                --                (20)
                                      -----------      -----------       ----------      -------------       ------------
     Net cash provided by (used in)
            investing activities              (10)             (17)              24                 --                 (3)
                                      -----------      -----------       ----------      -------------       ------------

Payment of debt-related costs                  (3)              --               --                 --                 (3)
Repayments of long-term debt                   (2)              --               --                 --                 (2)
Dividends paid                                (27)              --               --                 --                (27)
                                      -----------      -----------       ----------      -------------       ------------
     Net cash used in
          financing activities                (32)              --               --                 --                (32)
                                      -----------      -----------       ----------      -------------       ------------

Effect of exchange rate
     changes on cash                            1               (2)              --                 --                 (1)
                                      -----------      -----------       ----------      -------------       ------------

Decrease in cash
     and cash equivalents                    $(81)            $(17)      $       --       $         --               $(98)
                                      ===========      ===========       ==========       ============       ============

                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

                                                                           NON-                             CONSOLIDATED
MILLIONS OF DOLLARS                      LYONDELL      GUARANTORS       GUARANTORS       ELIMINATIONS         LYONDELL
-------------------                   -----------     -----------       ----------       -------------      ------------
Net income                                $   278             $ 43             $ 29               $(44)           $   306
Adjustments to reconcile net
  income to net cash provided
  by (used in) operating activities:
     Gain on sale of assets                  (553)               9               --                 --               (544)
     Depreciation and amortization             68               16               --                 --                 84
     Extraordinary item                        11               --               --                 --                 11
     Deferred income taxes                      7               (5)              --                 --                  2
     Net changes in working
          capital and other                   196              (63)             (34)                44                143
                                      -----------      -----------       ----------       ------------       ------------
     Net cash provided by
          (used in) operating
           activities                           7               --               (5)                --                  2
                                      -----------      -----------       ----------       ------------       ------------

Proceeds from sale of assets, net
    of cash sold                            2,260              164               --                 --              2,424
Expenditures for property,
     plant and equipment                      (19)              --               --                 --                (19)
Distributions from affiliates
     in excess of earnings                     10              (10)              --                 --                 --
Contributions and advances
     to affiliates                              3              (12)               5                 --                 (4)
Other                                         (38)              --               --                 --                (38)
                                      -----------      -----------       ----------       ------------       ------------
     Net cash provided by
            investing activities            2,216              142                5                 --              2,363
                                      -----------      -----------       ----------       ------------       ------------

Payment of debt issuance costs                (10)              --               --                 --               (10)
Repayments of long-term debt               (1,004)              --               --                 --             (1,004)
Dividends paid                                (26)              --               --                 --                (26)
                                      -----------      -----------       ----------       ------------       ------------
     Net cash used in
          financing activities             (1,040)              --               --                 --             (1,040)
                                      -----------      -----------       ----------       ------------       ------------

Effect of exchange rate
     changes on cash                          (25)              23               --                 --                 (2)
                                      -----------      -----------       ----------       ------------       ------------

Increase in cash
     and cash equivalents                 $ 1,158             $165             $ --               $ --            $ 1,323
                                      ===========      ===========       ==========       ============       ============